UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 15, 2007 (August 9, 2007)

Date of Report (Date of earliest event reported)

ANWORTH MORTGAGE ASSET CORPORATION.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-13709	52-2059785
(Commission File Number)	(IRS Employer Identification No.)

1299 Ocean Avenue, 2nd Floor, Santa Monica, California	90401
(Address of Principal Executive Offices)	(Zip Code)

(310) 255-4493

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 9, 2007 Belvedere Trust Secured Assets Corporation (“Belvedere Secured”), a wholly-owned subsidiary of Belvedere Trust Mortgage Corporation, which in turn is a wholly-owned subsidiary of Anworth Mortgage Asset Corporation (the “Company”), as previously announced in a news release issued by the Company on August 9, 2007, received notices of default from WaMu Capital Corp (“WaMu”) and Barclays Capital Inc. (“Barclays”) pursuant to Master Repurchase Agreements between Belvedere Secured and WaMu and Barclays, and as a result of a failure to satisfy margin calls made by WaMu and Barclays under each of their respective agreements. On August 10, 2007, Belvedere Secured received a notice of default from Deutsche Bank Securities Inc. (“Deutsche Bank”) pursuant to a Master Repurchase Agreement between Belvedere Secured and Deutsche Bank and as a result of a failure to satisfy a margin call made by Deutsche Bank. The total amount outstanding under these Master Repurchase Agreements as of August 8, 2007 was approximately $139 million. The filing of these notices of default by these repurchase agreement lenders has caused the acceleration of the financial obligation currently due each lender such that the repurchase date under each of the aforementioned agreements is accelerated to the date of receipt of the respective notices of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANWORTH MORTGAGE ASSET CORPORATION

Date: August 15, 2007	By:	/s/ Name: Joseph E. McAdams
Title: Executive Vice President and Chief Information Officer